Exhibit 99.2


    DAIN RAUSCHER TO ACQUIRE WESSELS, ARNOLD & HENDERSON, LLC
    Combination Enhances Firm's Equity Capital Markets Prowess

MINNEAPOLIS (Feb. 9, 1998) - The board of directors of Dain Rauscher Corporation (NYSE: DRC), parent of Dain Rauscher Incorporated, the nation's 10th largest full-service brokerage and investment banking firm, has approved the acquisition of Wessels, Arnold & Henderson, LLC, a privately held investment banking and institutional brokerage firm based in Minneapolis.

  The nominal purchase price of $150 million includes $120 million in cash plus up to $30 million in five-year, subordinated debentures, as well as a retention and guarantee pool of an undisclosed amount. The purchase price represents 13.6 times estimated 1998 earnings.
The after-tax present value of the transaction of $119 million represents 10.8 times estimated 1998 earnings. Dain Rauscher expects the acquisition to have minimal impact on 1998 earnings with the exception of a one-time restructuring charge of $10-$15 million, and expects the combination to be accretive to earnings in the first full calendar year of operation.

  The transaction, which is expected to be completed on March 31, pending regulatory approval, would significantly increase Dain
Rauscher's equity investment banking operations. The two firms lead- or co-managed a combined total of 260 corporate finance transactions valued at $17.4 billion from 1995 through 1997.

  Wessels, Arnold & Henderson provides investment banking and institutional brokerage services to corporations nationwide through offices in Minneapolis and Palo Alto, Calif. The company underwrote 78 transactions worth a total of $4.4 billion from 1995 through 1997. It completed 11 mergers and acquisitions worth $3.2 billion in the same period.

  "Dain Rauscher and Wessels make a powerful combination," said Irving Weiser, Dain Rauscher chairman and CEO. "Wessels is one of the most highly successful investment banks in the healthcare and technology sectors, in addition to selected consumer sectors, while Dain Rauscher is a leader in energy, financial services and healthcare, as well as other consumer sectors. We currently have the largest municipal finance operation west of Wall Street, and with this transaction we'll have a more formidable corporate finance operation as well."

  "We're particularly excited about helping Wessels bring its investment opportunities to individual investors through Dain Rauscher's Private Client Group, which has a leading market share in many key western cities," said Ronald A. Tschetter, senior executive vice president and director of Dain Rauscher's Private Client Group. "Their Palo Alto presence also will strengthen our expansion into California, where we have a strong public finance presence and plan to open several brokerage offices in 1998."

  William A. Johnstone, vice chairman of Dain Rauscher, and Kenneth J. Wessels, who is CEO and a founder of Wessels, Arnold & Henderson, will lead a transition team to effect the combination. Under the agreement, Wessels also would become a member of Dain Rauscher's board of directors and head of Dain Rauscher's Equity Capital Markets Group, which includes corporate finance, equity research, institutional sales, equity trading and syndicate. The group will be called the Dain Rauscher Wessels division of Dain Rauscher.

  Wessels, 55, previously was with Piper Jaffray from 1977 to 1986, serving as executive vice president and a member of the company's board of directors. Before that, he was a partner at the former Robertson, Colman, Siebel & Weisel, an institutional investment banking firm in San Francisco. He is a past chairman of the board of governors of the NASD and past governor of the Security Traders Association. He has served on various NASD and other industry committees. He has a bachelor's degree in business administration from the University of Missouri.

  "The similarity of our cultures and business strategies, combined with the additional resources Dain Rauscher brings as a full-service securities firm, made this combination extremely attractive to our firm," Wessels said.
"Moreover, we think it will allow us to offer our clients broader and deeper industry coverage, as well as a more complete product line."

  "The combination will strengthen our competitive position throughout our territory," added Tschetter. "It also will improve our ability to attract and retain top talent throughout the enterprise."

  Wessels, Arnold & Henderson, LLC, is a leading investment banking and institutional brokerage firm with 160 employees and average annual revenues of approximately $82 million over the past two years. Founded in 1986, the privately held company is headquartered at 601 Second Ave. S., Minneapolis.

  Dain Rauscher Corporation, formerly Interra Financial, is the nation's 10th largest full-service securities firm with 1,270 private client and institutional investment executives and 3,500 employees. Founded in 1909, the Minneapolis-based firm serves individual investors predominantly in the western half of the United States, and capital markets and correspondent clients in select markets nationwide. The company's broker-dealer, Dain Rauscher Incorporated, is a member of the New York Stock Exchange and other major securities exchanges as well as the Securities Investor Protection Corp. The company's common stock now trades on the NYSE under the symbol DRC (formerly IFI). Its headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, MN 55402-4422.
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CONTACTS: MEDIA: Jennifer Driscoll, (612) 373-1647, or
jdriscoll@dainrauscher.com

INVESTORS: Neal St. Anthony, (612) 371-2934 or nst.anthony@dainrauscher.com